EXHIBIT 99
Restaurant Brands International Inc. Announces
Receipt of Exchange Notice for Approximately 2.8 million Class B Exchangeable Limited Partnership Units and
Intent to Satisfy with Cash on Hand

Miami, August 10, 2026 - Restaurant Brands International Inc. (“RBI” or the “Company”) (NYSE: QSR) (TSX: QSR) announced today that Restaurant Brands International Limited Partnership (“RBI LP”) has received an exchange notice from 3G Restaurant Brands Holdings LP (“RBH”), an affiliate of 3G Capital Partners Ltd. (“3G Capital”), to exchange 2,784,549 Class B exchangeable limited partnership units of RBI LP (the “Exchangeable Units”).

RBI LP intends to satisfy this notice with the repurchase of these Exchangeable Units for cash, using available cash on hand. Once the exchange is settled, the Exchangeable Units will be cancelled, decreasing the fully diluted common shares of RBI by the same number of Exchangeable Units. On an as adjusted basis after giving effect to the exchange, RBH will hold approximately 21% of RBI’s fully diluted common shares.

The exchange date is scheduled to occur on August 31, 2026, and the repurchase of Exchangeable Units for cash will be based on the 20-day volume weighted average price of the Company’s common shares traded on the NYSE in US dollars, in accordance with the terms of the limited partnership agreement of RBI LP. The exchange notice is irrevocable.

Contacts
Investors: investor@rbi.com
Media: media@rbi.com

About Restaurant Brands International Inc.
Restaurant Brands International Inc. is one of the world's largest quick service restaurant companies with nearly $49 billion in annual system-wide sales and over 33,000 restaurants in more than 120 countries and territories. RBI owns four of the world’s most prominent and iconic quick service restaurant brands – TIM HORTONS®, BURGER KING®, POPEYES®, and FIREHOUSE SUBS®. These independently operated brands have been serving their respective guests, franchisees and communities for decades. Through its Restaurant Brands for Good framework, RBI is improving sustainable outcomes related to its food, the planet, and people and communities.
Forward-Looking Statements
This press release includes forward-looking statements, which are often identified by the words “may,” “might,” “believes,” “thinks,” “anticipates,” “plans,” “expects,” “intends” or similar expressions and reflect management’s expectations regarding future events and operating performance and speak only as of the date hereof. These forward-looking statements include statements about RBI’s expectations and beliefs regarding its ability to complete the cash repurchase of Exchangeable Units, and the anticipated source of funds to fund the repurchase. The factors that could cause actual results to differ materially from RBI’s expectations are detailed in filings of RBI with the U.S. Securities and Exchange Commission and on SEDAR+ in Canada, such as its annual and quarterly reports and current reports on Form 8-K. RBI undertakes no obligation to update forward-looking statements to reflect events or circumstances after the date hereof.

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